Exhibit 99.1

BIMINI MORTGAGE MANAGEMENT, INC.

REPORTS THIRD QUARTER 2005 RESULTS

VERO BEACH, Fla. (October 13, 2005) — Bimini Mortgage Management, Inc. (NYSE:BMM), a real estate investment trust that invests primarily in residential mortgage-related securities, today announced financial results for the third quarter ended September 30, 2005.

For the third quarter, the Company recorded net income of $7.9 million, or $0.37 per fully diluted Class A Common Share. In order to maintain its status as a real estate investment trust (REIT), the Company must pay out at least 90% of its taxable earnings in the form of dividends annually. The taxable income per share for the quarter exceeded GAAP earnings by approximately one cent. Residential Mortgage Backed Security REIT equity analysts use return on equity as a measurement standard. Annualized return on equity for the quarter, based on book value of $11.40 per Class A Common Share outstanding at September 30, 2005, and incorporating the year-to-date dividend of $1.31, was 15.3%. The annualized return on equity as calculated by using the annualized rate of the third quarter $0.38 dividend was 13.3%. Return on equity determined on a dividend basis is not a financial measure required by generally accepted accounting principles.  The Company has included this information because it believes that it provides comparability among other publicly traded mortgage REITs.  In addition, management uses taxable income as a basis to pay cash dividends to the Company’s stockholders.

Commenting on the results, Jeffrey J. Zimmer, president and chief executive officer, said, “The Bimini Board of Directors is pleased to be able to continue to pay favorable dividends and achieve annualized double-digit investment returns on equity. The Company’s merger with Opteum Financial Services will enable the Company to diversify its future sources of revenue. The Board and management can assess regularly how best to allocate resources as each area of the Company demonstrates potential earnings power. However, the third quarter was a period when very short-term rates went up, resulting in lower net interest income compared with the second quarter of 2005. The Company began 16 months ago to take steps to mitigate the continued impact of further interest rate movements initiated by the Federal Reserve by adding a greater proportion of adjustable-rate securities to the portfolio.  But there is no assurance that net interest spreads will not be compressed further.”

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As of September 30, 2005, the Company held $3.9 billion of mortgage-backed securities at fair value. Interest income was $43.6 million and interest expense was $33.5 million for the third quarter of 2005.  On September 30, 2005, the weighted average yield on assets was 4.07% and the weighted average borrowing cost was 3.75%.  The weighted average constant prepayment rate for the portfolio was 35.7% for September 2005.  The effective duration of the portfolio at the end of the third quarter was 1.19.

“As of September 30, 2005, we had 19 master repurchase agreements with various investment banking firms and other lenders and outstanding balances of $3.7 billion under 14 of these agreements,” Mr. Zimmer added. “For more details about our assets and liabilities, please see our 10-Q for the quarter ended September 30, 2005, which we intend to file with the Securities and Exchange Commission before the end of the month.”

Bimini Mortgage Management will hold a conference call to discuss this press release tomorrow, October 14, 2005, at 10:00 a.m. Eastern time.  Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.biminireit.com or through www.earnings.com.  To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through October 21, 2005.

Bimini Mortgage Management, Inc., a real estate investment trust, invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-11.  The Company assumes no obligation to update forward-looking information to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking information.

Contact:	Robert E. Cauley
Chief Financial Officer
(772) 231-1400
www.biminireit.com

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